MELLON FUNDS TRUST

ARTICLES OF AMENDMENT

Mellon Funds Trust (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated April 14, 2000, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST: The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1. Name. This Trust shall be known as

'BNY Mellon Funds Trust.'"

SECOND: The amendment to the Agreement and Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on March 11, 2008 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, Mellon Funds Trust has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

MELLON FUNDS TRUST

____________________________
Ronald Davenport, Trustee

____________________________
John Diederich, Trustee

____________________________
Patrick O'Connor, Trustee

____________________________
Thomas Ryan, Trustee

____________________________
Patrick Purcell, Trustee

____________________________
Kevin Phelan, Trustee

____________________________
Maureen M. Young, Trustee

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

On this 11th day of March, 2008, before me personally came the above-named Trustees of the Trust, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and who duly acknowledged to me that they had executed the same.

_______________________

Notary Public